FOR IMMEDIATE RELEASE		May 12, 2022
Media Contact: Analyst Contact:	Alan Bunnell (602) 250-3376 Amanda Ho (602) 250-3334
Website:	pinnaclewest.com

PINNACLE WEST ANNOUNCES EXECUTIVE MANAGEMENT CHANGES
Geisler Named APS President; Cooper Appointed CFO

PHOENIX – Pinnacle West Capital Corporation today announced that Ted Geisler has been promoted to president of Arizona Public Service Co. (APS), the company’s principal subsidiary, effective May 16.

Geisler, who currently serves as senior vice president and chief financial officer for both Pinnacle West and APS, will be succeeded in those roles by Andrew Cooper, current vice president and treasurer. Both individuals will report directly to Jeff Guldner, PNW chairman, president and chief executive officer and APS chairman and CEO.

“Returning to separate CEO and president roles within APS allows us to consolidate our core utility functions, specifically non-nuclear operations, public policy, technology, customer experience and strategy,” said Guldner. “In turn, this move will enable greater internal and external stakeholder collaboration that ensures we execute our mission to serve more than 1.3 million customers.

“Ted’s well-rounded utility experience is valued by me and the board. Our company and industry face complex and exciting challenges, and this new structure sets us up to address those challenges with customer-centric solutions and to fulfill our promise to do what’s right for the people and prosperity of our state.”

Geisler began his career at APS in 2001 in generation and has served in a variety of roles throughout the company. He was elevated from vice president and chief information officer to his current position as senior vice president and chief financial officer in January 2020. His other leadership roles include general manager of transmission and distribution operations, as well as director responsibilities for investor relations, corporate strategy and transmission operations. He also has experience in renewable energy and energy trading.

Geisler earned a Bachelor of Science degree from Colorado State University and an MBA with an emphasis on strategy from Arizona State University. A Phoenix native, he is engaged in the community, currently serving on the board of Chicanos Por La Causa and volunteering with Hunkapi Programs, which provides equine therapy to children.

“APS is a terrific company with a long history of service,” said Geisler. “I am grateful to Jeff for his confidence and support, and humbled to continue serving our employees, our customers and communities to create a sustainable energy future for Arizona.”

Newly promoted CFO Cooper joined Pinnacle West and APS in 2020 as vice president and treasurer after serving as director of corporate finance at Consolidated Edison Company of New York. He began his career as an investment banker, including more than a decade at Barclays serving clients in the power and utilities industry. A New York native, Cooper earned a bachelor’s degree in government with citation in Spanish from Harvard College. He went on to earn his law degree from Harvard Law School. Cooper serves on the board of directors for Valle del Sol.

Pinnacle West Capital Corp., an energy holding company based in Phoenix, has consolidated assets of approximately $22 billion, about 6,300 megawatts of generating capacity and nearly 5,900 employees in Arizona and New Mexico. Through its principal subsidiary, Arizona Public Service, the company provides retail electricity service to more than 1.3 million Arizona homes and businesses. For more information about Pinnacle West, visit the company’s website at pinnaclewest.com.